SERVICING AGREEMENT

ADDENDUM TO SCHEDULE A

            For its services under the Servicing Agreement between Calvert Investment Services, Inc. (“CIS”) and Calvert Impact Fund, Inc., CIS is entitled to receive from the Fund fees as set forth below:

Annual Account
Fund and Portfolio	Fee*

Calvert Impact Fund, Inc.	$8.00
Calvert Green Bond Fund

*Account fees are charged monthly based on the highest number of non-zero balance accounts outstanding during the month.

CALVERT IMPACT FUND, INC.

BY: ________________________________

William M. Tartikoff

Vice President and Secretary

Calvert INVESTMENT SERVICES, INC.

BY: ________________________________

Ronald M. Wolfsheimer

Executive Vice President, Chief Financial and Administrative Officer

Effective Date: October 31, 2013